Exhibit 10.2

CONFIDENTIAL SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is entered into as of this day 2 of October, 2018, by and between (i) William P. Kauper (“you”) and Patricia R. Kauper, your spouse, and Bank 34 (the “Bank’) and Bancorp 34, Inc. (the “Company”). Unless the context otherwise requires, the term “Company” shall also include, the Bank, and any subsidiaries, affiliates, officers, directors, employees or agents of each of said entities (each shall be an “Affiliate” of the Bank and the Company.)

1.     Amounts Owed Upon Separation from Service. You agree to terminate your employment and employment agreement and resign from the Bank and Company, effective October 2, 2018 (the “Separation Date”). In connection with your separation from service, you will receive only the following:

One year and three months (15 months) of your base salary paid in a lump sum within five (5) days of the Effective Date of this Agreement and six thousand five hundred (6,500) restricted shares in Bancorp 34, Inc. to vest on the Effective Date of this Agreement. For purposes of this Agreement, the “Effective Date” shall be eight (8) calendar days after this Agreement is executed by both parties.

2.     Tax Liability. You understand that the Company shall issue an IRS Form W-2, as appropriate for the payments and benefits specified in Section 1 of this Agreement, which will be subject to applicable tax withholding.

3.     Release of Claims.

(a) In exchange for the benefits described in Section 1 above, you, William P. Kauper, your spouse Patricia R. Kauper, your heirs and assigns, hereby irrevocably release, waive, and forever discharge the Company and the Bank, any of their subsidiaries, and the current and past officers, directors, employees, agents and Affiliates of each of said entities, from and against any and all claims of any kind whatsoever, whether known or unknown, arising out of or connected with the Employment Agreement, Change in Control Agreement, Stock Option Agreements, or any other agreement, whether written or oral, with the Bank or the Company arising out of or connected in any way with your employment or service with the Bank or the Company, whether as an officer, employee, or as a shareholder, or arising out of or connected in any way with the termination of your employment or service with the Bank or the Company, including, but not limited to, all matters in law, in equity, in contract (whether oral, written, express or implied) or in tort, or arising under any benefit plan, or pursuant to any applicable statute, rule or regulation, including but not limited to any claim of discrimination under any federal, state, or local law, rule, regulation, executive order or guideline from the beginning of time through the date of this Agreement. The items released include all matters relating to or arising out of his employment or separation from employment. This release specifically includes substantive claims for age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA”). Other examples of items released under this Agreement are claims under federal, state, or local laws, such as title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the New Mexico Human Rights Act (or any other similar statute of New Mexico or any other jurisdiction that may be applicable in this case and which is designed to protect employees from prohibited discrimination); any common law, tort, or contract claims; and any claims for attorneys’ fees and costs. It is the intention of the parties that you and your spouse are waiving and releasing any and all claims that you have, have had or may ever have against the Bank or the Company, any of their subsidiaries, or the current and past officers, directors, employers, agents or Affiliates of each said entities, and it is the further intention of the parties that these release provisions are to be interpreted in the broadest possible way so as to effect the intent of the parties, which is that this shall be a general and a complete release forever resolving all of releasing party’s claims.

This Agreement supersedes and replaces any and all other benefits, plans or rights of payment William P. Kauper had from Company and Bank, except that this Agreement shall not supersede or in any way impair any vested rights or benefits, including but not limited to your benefits pursuant to the Company and/or Bank’s Employee Stock Ownership Plan. Company and Bank further agree that you have accrued but unused PTO hours that—pursuant to policy—will be paid in cash at your hourly rate as of the date of separation and will be paid within five (5) days of the Effective Date of this Agreement.

You acknowledge that you have been advised by the Bank to consult with an attorney of your choice before signing this Agreement. You acknowledge that you have been given a period of at least 21 days to decide whether to sign this Agreement, and you acknowledge that you have had an opportunity to consult with an attorney about this Agreement, should you elect to do so prior to signing this Agreement.

WAIVER OF AGE DISCRIMINATION CLAIM

William P. Kauper acknowledges and agrees that the release set forth above releases all claims under the Age Discrimination in Employment Act (“ADEA”). William P. Kauper further acknowledges and agrees that: (i) his release and waiver of any claim under the ADEA is knowing and voluntary; (ii) he has been informed by this writing to consult with his attorney prior to executing this Agreement; (iii) the consideration furnished under this Agreement is in addition to anything of value to which he is already entitled; and (iv) he has had at least 21 days within which to consider this Agreement or he knowingly and voluntarily waives his right to consider this Agreement for 21 days.

William P. Kauper may revoke this Agreement. You may do so during the seven calendar days after the date you sign it. The Agreement will not become effective until the eighth calendar day after William P. Kauper signs it. If you wish to revoke the Agreement, you must do so in writing and your written notice of revocation must be either hand delivered or sent by certified mail to Jill Gutierrez, CEO, Bank 34, 500 E. 10th Street, Alamogordo, NM 88310. To be effective, Gutierrez must receive the revocation of the Agreement during the seven calendar days after the day William P. Kauper signs it.

PERIOD TO CONSIDER AND REVOKE THE AGREEMENT

William P. Kauper agrees that he has been given a reasonable period of time within which to consider the Agreement and knowingly and voluntarily waives the 21 day period within which he had to consider this Agreement. William P. Kauper has been advised and understands that he may revoke this Agreement at any time within 7 calendar days after signing the Agreement by giving notice in writing either by hand delivery or by certified mail to the address set forth above.

4.     Affirmations.

(a)     You understand that you do not have any right or claim to any continued or future employment or service, or compensation in any form or fashion, either as an employee, director, officer, consultant or independent contractor, from the Company or the Bank or any Affiliate other than as noted in Paragraph 1, above. You further agree that you shall not seek or accept further employment or service with the Bank or the Company as an employee, director, independent contractor or consultant at any time after the date of this Agreement.

(b)     You represent and warrant that there are no pending claims, lawsuits, charges, grievances, or causes of action of any kind that you have brought against the Company and that, to the best of your knowledge, you possess no such claims or, to the extent that you have any claims or disputes, you agree that they are released as part of this Agreement.

(c)     You further represent, warrant and affirm that you are not aware of any facts or circumstances indicating that you are due any amount whatsoever other than the payments provided for in or contemplated by this Agreement and that you are specifically waiving any rights and releasing the Bank and the Company, any subsidiaries of said entities, and the current and past officers, directors, employers, Affiliates and agents of each of said entities, as to any facts or circumstances that may arise or that you are currently aware of that would support a claim to amounts due to you arising out of you relationship with the Bank or the Company as an employee, officer, consultant or independent contractor.

5.     Return of Materials. You will promptly (and in any event within five (5) business days) return to the Company all property, including but not limited to credit cards, keys, cell phones, equipment, documents and other materials in your possession that are the property of the Company, whether created by you or by others, and including the originals and all copies thereof, whether in electronic, paper or any other form.

6.     Confidentiality. You acknowledge that you have had access to trade secrets and other confidential information regarding the Bank and the Company, and their businesses that are unique and irreplaceable, and that the use of such trade secrets and other confidential information by a competitor or other persons who are not affiliated with such entities would cause irreparable harm to the Bank or the Company. Accordingly, you will not disclose or use to the detriment of the Bank or the Company any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by the Bank or, the Company as confidential or proprietary, such as any financial or other information relating to a customer.

Neither William P. Kauper, Patricia R. Kauper, nor their heirs, agent, or affiliates, nor the Company or Bank shall disclose the terms or conditions of this Agreement except to the extent required to regulators, accountants, lawyers or agents, and except to the extent required to do so in response to a Subpoena or other lawful Order or pursuant to Federal securities laws or regulations, or to third parties who have agreed to maintain the confidentiality of this Agreement or similar information.

7.     Non-Competition.     The obligation of the Bank to make or continue payments under this Agreement shall be subject to the condition that for a period of two years after your separation from service you shall not compete with the Bank or the Company in any city, town or county in New Mexico or Arizona that is within fifty (50) miles of any office of the Bank or in which the Bank or the Company has filed a regulatory application to establish an office, determined as of the date of your Separation from Service with the Bank or the Company. You agree that within said cities, towns and counties in New Mexico or Arizona, you shall not work for or advise, consult or otherwise serve with, directly or indirectly, including as a director, any entity whose business materially competes with the depository, lending or other business activities of the Bank, including but not limited to, any bank, savings institution, credit union, mortgage bank, or loan company. You further agree that following your separation from service with the Bank or the Company, you shall not directly or indirectly, solicit, hire, or entice any of the following to cease, terminate, or reduce any relationship with the Bank or the Company or to divert any business from the Bank or the Company: (i) any person who is an employee or officer of the Bank or the Company; or (ii) any customer or client of the Bank or the Company. The parties hereto agree, recognizing that irreparable injury will result to the Company and the Bank, their business and properties in the event of your breach of this provision, that in the event of any such breach, the Company and/or the Bank will be entitled, in addition to any other remedies and damages available to them, including a return of the amounts paid to you under this Agreement, to an injunction to restrain the violation hereof by you, your partners, agents, servants and employees and all persons acting for or under your direction. Nothing herein will be construed as prohibiting the Company and/or its Affiliates from pursuing any other remedies available to them in law or equity for such breach or threatened breach, including the recovery of damages from you.

8.      Non-Disparagement. You covenant and agree that, except to the extent required by law, you will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Company or any Affiliate, or that does or may denigrate, disparage or have a detrimental effect on the Company. The Company and the Bank covenant and agree that, except to the extent required by law, they will not make, through any employee, officer or director, to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on you, or that does or may denigrate, disparage or have a detrimental effect on you. This section does not prohibit any truthful statement made by any party hereto to any government agency in the context of an official investigation or examination.

9.     Acceptance of Agreement. You acknowledge that, before signing this Agreement, you were advised by the Company to consult with an attorney. You agree that you had an adequate opportunity to review this Agreement with persons of your choice, including your attorney, that you fully understand the terms of this Agreement, and that you have signed it knowingly and voluntarily.

10.     No Admission of Liability. This Agreement is not an admission by the Company of any liability to you.

11.     Governing Law and Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New Mexico in which you primarily performed services for the Company as of the Separation Date without regard to its conflict of laws provision.

12.     Savings Clause. If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

13.     Entire Agreement. This Agreement represents the entire understanding of both you, your spouse and the Company with respect to the subject matter hereof and supersedes all prior understandings, written, or oral.

14.     Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

15.     Assignment; Modification of Agreement. This Agreement will inure to the benefit of the Company, its Affiliates and any successors and assigns. You may not assign your rights, duties or obligations under this Agreement; provided, however, this provision does not, in the event of your death, prohibit your beneficiaries from being entitled to receive the benefits specified in Section 1. None of the terms of this Agreement may be changed or modified except in a writing signed by both you and the Company.

16.     Required Provisions. Notwithstanding anything herein contained to the contrary, any payments to you by the Company, the Bank, or any Affiliate whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.     Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform Bank’s obligations under this Agreement, in the same manner and to the same extent that Bank would be required to perform if no such succession or assignment had taken place.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, effective as of the date set forth above, and you hereby acknowledge that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after full consideration of all facts and legal claims.

WILLIAM P. KAUPER

10-02-2018	/s/ William P. Kauper
Date	William P. Kauper

PATRICIA R. KAUPER

10-02-2018	/s/ Patricia R. Kauper
Date	Patricia R. Kauper

 BANCORP 34, INC.

10-2-2018	By:	/s/ Jill Gutierrez
Date		Jill Gutierrez, Chief Executive Officer

BANK 34

10-2-2018	By:	/s/ Jill Gutierrez
Date		Jill Gutierrez, Chief Executive Officer